Exhibit 4.4

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”), dated as of __________, 2023, is entered into by and between Northann Corp., a Nevada corporation (the “Company”), and __________ (the “Investor”), amends a convertible debenture issued by the Company to the Investor on May 16, 2022 (the “Note”) pursuant to a Securities Purchase Agreement entered into between the Company and the Investor on May 12, 2022 (the “Securities Purchase Agreement”).

BACKGROUND

(A)	On May 12, 2022, pursuant the Securities Purchase Agreement, the Company issued and sold to the Investor, and the Investor purchased from the Company, the Note in an aggregate principal amount of $__________, on the terms and conditions set forth in the Securities Purchase Agreement.

(B)	Pursuant to section 6.7 of the Note, any amendment to the Note shall be in a written instrument signed by the Company and the Holder.

(C)	The parties now wish to enter into this Agreement in order to amend the preamble of the Note.

AGREED TERMS

1.	Definitions and interpretation

Capitalized terms not otherwise defined herein shall have the meanings set forth in Note.

2.	Amendment to the Note

The second paragraph of the preamble of the Note shall be removed and replaced with the following:

“All payments under or pursuant to this 7% Secured Convertible Promissory Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder set forth in the Purchase Agreement (as hereinafter defined) or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The outstanding principal balance of this Note and any interest on the aggregate unconverted and then outstanding principal amount hereof shall be due and payable on the date that is the earlier of (i) July 12, 2023 or (ii) the three months’ anniversary of the completion of the Company’s initial public offering (the “Maturity Date”) or at such earlier time as provided herein. In the event that the Maturity Date shall fall on Saturday or Sunday, such Maturity Date shall be the next succeeding Business Day. All calculations made pursuant to this Note shall be rounded down to three decimal places.”

3.	Covenants

3.1	The Company agrees to pay the outstanding principal and accrued interest of the Note in cash by wire transfer to the Holder, instructions for which are attached hereto as Exhibit A, on or prior to the Maturity Date.

3.2	The Holder agrees not to convert any of the Note prior to the Maturity Date.

4.	Representations and warranties

4.1	The Company represents and warrants to the Holder as of the date of this Agreement that:

(a)       it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)       it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by it, its Board of Directors or managers or its stockholders or members in connection therewith; and

(c)       the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

4.2	The Holder represents and warrants to the Company as of the date of this Agreement that the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

5.	Counterparts and delivery

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.	Governing law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholder, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the Company and the Investor have caused this Amendment Agreement to be signed by their duly authorized officers.

NORTHANN CORP.

By:
	Name:	Lin Li
	Title:	CEO

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By:
Name:

Exhibit A

Wire Instructions